       As filed with the Securities and Exchange Commission on December 8, 1998
                                             Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                   ________________
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                   ________________



                                     GANTOS, INC.
             (Exact name of registrant as specified in its charter)

                 MICHIGAN                               33-1414122
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
      incorporation or organization)

                        1266 EAST MAIN STREET, 5TH FLOOR
                           STAMFORD, CONNECTICUT 06902
                                 (203) 358-0294
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ARLENE STERN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  GANTOS, INC.
                        1266 EAST MAIN STREET, 5TH FLOOR
                           STAMFORD, CONNECTICUT 06902
                                 (203) 358-0294
  (Name, address, including zip code, and telephone number, include area code, of agent for service)
                              ____________________

                                   COPIES TO:
                            CHARLES I. WEISSMAN, ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                          919 THIRD AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 891-9268
                         TELECOPIER NO.: (212) 758-9526
                             ______________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.      / /

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /

     If this Form is a post-effective supplement filed pursuant to Rule 462(c) under the Securities Act. check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    / /


                       CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------

       Title of each                                     Proposed maximum            Proposed maximum
    class of securities           Amount to                  offering                   aggregate                 Amount of
     to be registered           be registered            price per share(1)           offering price           registration fee
    -------------------         -------------            ------------------          ----------------          ----------------
      Common Shares,
         par value
      $.01 per share            375,000 shares               $0.671875                  $251,953.13                  $70.04

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. Based on the average of the high and low sale prices of the Common Shares as reported by the Nasdaq National Market on December 3, 1998.

-------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                             375,000 COMMON SHARES

                                  GANTOS, INC.

     We are furnishing this document to you to allow the selling shareholders named in this document to sell up to 375,000 Common Shares, par value $.01 per share, of Gantos, Inc., a Michigan corporation, in private or market transactions. Gantos will not receive any proceeds from the sale of these Common Shares, although it will receive proceeds from the exercise of warrants by the selling shareholders to acquire the common shares they are selling. See "The Offering" on page 2 and "Selling Shareholders" on page 9.

     The Common Shares are quoted on the Nasdaq National Market under the symbol "GTOS". On December 3, 1998, the closing bid price was $0.625 per Common Share.

     All costs, expenses and fees in connection with the registration of the Common Shares will be paid by Gantos, except that each selling shareholder will pay its own selling commissions and fees. See "Plan of Distribution" on page 10.

     WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION, BEGINNING ON PAGE 4, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, TOGETHER WITH THIS DOCUMENT, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this document is ______________ , 199_

                                 GANTOS, INC.

     Gantos sells a full range of quality, fashionable women's apparel and accessories at moderate to upper moderate prices. As of October 31, 1998, Gantos operated 115 stores averaging 7,800 square feet, in 23 states, located primarily in suburban malls in the West, Midwest and Northeast. Gantos products include private label and name brand sportswear, career dresses and suits, social occasion dresses, accessories, outerwear, swimwear and, in some stores, shoes.

     Gantos is a Michigan corporation incorporated on November 10, 1952 as a successor to a business founded in 1932. The principal executive offices of Gantos are located at 1266 East Main Street, 5th Floor, Stamford, Connecticut 06902, and the telephone number is (203) 358-0294.

                                 THE OFFERING

 Securities Offered by Gantos  . . . . . . . . . . . . . None

 Securities Offered by the Selling Shareholders. . . . . 375,000 Common Shares

 Common Shares Outstanding as of October 31, 1998  . . . 7,670,027 Common Shares (1)

 Nasdaq Symbol for Common Shares . . . . . . . . . . . . GTOS

 Use of Proceeds . . . . . . . . . . . . . . . . . . . . Gantos will not receive any proceeds from the sale of Common Shares by
                                                         the selling shareholders.  All of
                                                         the proceeds from the sale of Common
                                                         Shares offered by this document will
                                                         be received by the selling
                                                         shareholders.

(1) Does not include Common Shares issuable upon exercise of options or warrants.

                                RECENT DEVELOPMENTS

     On November 20, 1998, Gantos issued a press release reporting its third quarter results. Gantos' net loss for the thirteen weeks ended October 31, 1998 (excluding certain nonrecurring costs, discussed below) decreased to $2.7 million, or $(0.36) per share, compared to a net loss of $3.4 million, or $(0.45) per share, for the same period in fiscal 1997. Gantos' operating loss (excluding interest) for the thirteen weeks ended October 31, 1998 decreased to $1.4 million, compared to operating income of $2.8 million for the same period in fiscal 1997. Net sales for the thirteen weeks ended October 31, 1998 were $35.4 million compared to $35.5 million for the same period in fiscal 1997.

     Gantos' net loss for the thirty-nine weeks ended October 31, 1998 (excluding certain nonrecurring costs, discussed below) increased to $8.4 million, or $(1.11) per share, compared to a net loss of $6.6 million, or $(0.88) per share, for the same period in fiscal 1997. Net sales for the thirty-nine weeks ended October 31, 1998 were $106.3 million, a decrease of 9% from $116.9 million in the same period in fiscal 1997.

     For the thirteen weeks ended October 31, 1998, Gantos incurred nonrecurring charges of $0.5 million related to extensions of Fleet Bank financing arrangements and $0.8 million for merger-related expenses with respect to the now-terminated Hit or Miss merger. Including these charges, Gantos' net loss for the thirteen week period ended October 31, 1998 was $4.0 million, or $(0.52) per share, and its net loss for the thirty-nine week period ended October 31, 1998 was $9.7 million, or $(1.27) per share.

     Gantos also announced in the November 20, 1998 press release that it had consummated the refinancing of its working capital facilities into a three year $40 million facility with Foothill Capital Corporation and Paragon Capital LLC. The Foothill/Paragon facility replaced Gantos' $40 million facility with Fleet Bank.

     Gantos further announced that it had restructured approximately $1.1 million of principal payments under Gantos' indenture with noteholders constituting approximately 96% of the aggregate outstanding principal amount of the notes. These noteholders constitute the selling shareholders. The noteholders have agreed to postpone the payment of approximately $740,000 in principal regularly scheduled for July 1, 1998 and previously postponed to November 15, 1998 until May 1, 1999 and to postpone the payment of approximately $370,000 in principal due on January 1, 1999 until February 15, 1999. In consideration for the postponements, Gantos repriced the exercise price of five-year warrants to purchase 150,000 common shares issued to such noteholders from $1.625 to $0.75 per share and issued five-year warrants to purchase 225,000 common shares to such noteholders with an exercise price of $.01 per share. Gantos also agreed to register the resale of the underlying Common Shares.

                                     RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS DOCUMENT BEFORE YOU MAKE YOUR DECISION WHETHER TO BECOME A GANTOS SHAREHOLDER.

HISTORY OF OPERATING LOSSES;
DECLINING SALES; GOING CONCERN ISSUES.. Our net operating income was  $4.3 million in fiscal 1996, our net
                                        operating loss was $9.2 million in
                                        fiscal 1997 and our net operating loss
                                        was $4.0 million in the first two
                                        quarters of fiscal 1998.  Our net sales
                                        declined from $192.8 million in fiscal
                                        1995 to $184.4 million in fiscal 1996 to $162.0 million in fiscal 1997. We emerged from Chapter 11 bankruptcy proceedings in March 1995. We will not be profitable in fiscal 1998. The report of our independent auditors with respect to our financial statements for fiscal 1997 explained that we may not be able to continue as a going concern.

CURRENT INDEBTEDNESS................... We have a borrowing agreement with
                                        Foothill Capital Corporation expiring
                                        November 18, 2001 (the "Foothill
                                        Facility").  The Foothill Facility
                                        provides us with revolving credit loans
                                        and letters of credit up to $40.0
                                        million, subject to a borrowing base
                                        formula and lender reserves.  The
                                        Foothill Facility contains covenants
                                        with respect to:

                                        - additional indebtedness
                                        - liens
                                        - restrictions on significant changes
                                        - investments
                                        - capital expenditures
                                        - minimum retail performance standards
                                        - minimum earnings before interest,
                                          taxes, depreciation and amortization
                                        - prohibitions on paying cash dividends

                                        We have also issued notes bearing
                                        interest at 12-3/4% pursuant to an
                                        Indenture.  The notes are payable in 16
                                        quarterly installments of approximately
                                        $775,000 beginning July 1, 1997, subject to prepayment under certain circumstances which are not likely to occur in the future. In December 1997 and effective June 30, 1998, we amended the Indenture to cure potential defaults under the Indenture. We also deleted covenants concerning capital expenditures, earnings before interest, taxes, depreciation and amortization, and interest coverage ratios from the Indenture. The remaining net worth covenant requires us to maintain a minimum net worth of $4.5 million at the end of each quarter through the third quarter of fiscal 2000 and

                                        $6.0 million at the end of each quarter
                                        beginning with the fourth quarter of
                                        fiscal 2000. As of August 1, 1998,
                                        Gantos' net worth was approximately
                                        $16.0 million.  The Indenture, as
                                        amended, contains covenants with
                                        respect to:

                                        - additional indebtedness
                                        - minimum net worth
                                        - prohibitions on paying dividends

                                        As of October 31, 1998, approximately
                                        $6.2 million in principal amount of
                                        notes were outstanding under the
                                        Indenture. Holders of approximately 96% of the notes underlying the Indenture (constituting the selling shareholders) have agreed to postpone payment of their regularly scheduled July 1, 1998 payment of principal, totaling approximately $740,000, until May 1, 1999 and have agreed to postpone payment of 50% of their regularly scheduled January 1, 1999 payment of principal, totaling approximately $370,000, until February 15, 1999. We issued such holders five-year warrants to purchase 150,000 Common Shares at an exercise price of $1.625 per share (since amended to $0.75 per share) and five-year warrants to purchase 225,000 Common Shares at an exercise price of $0.01 per share for their postponements. If our
                                        "availability" under the Foothill
                                        Facility, trade credit or sales are
                                        lower than expected, or if our borrowing requirements or liquidity needs are higher than expected, we could have insufficient access to cash to continue our current operations, our business could suffer greatly and we could be required to substantially reduce or discontinue our operations.

RISKS OF HIGH LEVERAGE................. As of August 1, 1998, we had a long-term debt-to-equity ratio of 2.0 to 1.  This
                                        high level of debt could limit our
                                        ability to obtain additional capital
                                        investments or to take advantage of
                                        business opportunities and could leave
                                        us vulnerable to economic and industry
                                        downturns. If we are unable to generate sufficient cash to service our debt payment obligations, our business could suffer greatly and we could be required to file for bankruptcy and/or substantially reduce or discontinue our operations.

SENSITIVITY OF GANTOS TO APPAREL
RETAILING CYCLES, ECONOMIC CONDITIONS
AND CONSUMER SPENDING.................. Our business is cyclical and depends on the overall level of consumer spending.
                                        If customers have low or declining
                                        disposable income, our business could
                                        suffer.  We are also affected by
                                        unfavorable local, regional or national
                                        economic conditions.  We are
                                        especially affected by economic
                                        conditions in the Midwest, where
                                        approximately 48% of our stores are
                                        located.

EFFECTS OF FAILURE TO ANTICIPATE
CHANGES IN FASHION TRENDS.............  Our success depends on being able to anticipate and respond to changing
                                        fashion trends and consumer preferences.
                                        Our failure to anticipate, identify and
                                        respond to changing fashion trends could cause our business to suffer. In addition, fashion misjudgements could cause our image with our customers to suffer, and could cause our business to suffer.

FLUCTUATIONS IN OUR BUSINESS..........  Our business may fluctuate from period to period due to:

                                        - changes in merchandising strategy
                                        - timing of promotions
                                        - adverse weather conditions
                                        - shifts in timing of certain holidays
                                        - prevailing economic conditions
                                        - changes in merchandise trends
                                        - ability to obtain merchandise
                                        - timing and concentration of store
                                          openings

                                        Our business can be measured on the
                                        basis of comparable store sales between
                                        periods.  Declining or fluctuating same
                                        store sales could cause our business to
                                        suffer.

SEASONALITY............................ Our business is highly seasonal.  We generate our highest level of sales
                                        during the Christmas and spring seasons.
                                        Our working capital and cash demands are seasonal, rising in the fall when inventories are being increased for the Christmas and spring seasons. Our profitability depends on the sales generated during the Christmas and spring seasons. Any shortfall in sales or operating results during these seasons would cause our business to suffer disproportionately to the other seasons.

COMPETITION...........................  The women's retail apparel industry is highly competitive and includes national and regional women's apparel speciality stores, national and regional department and chain stores, off-price apparel stores, catalog operations and factory outlet stores. Many of our competitors are considerably larger, with similar lines of merchandise and comparable locations, and have greater financial and other resources.

DIFFICULTY OF OBTAINING MERCHANDISE;
RELATIONSHIP WITH SUPPLIERS............ We purchase all of our products directly from manufacturers. No manufacturer
                                        accounted for more than 10% of our
                                        purchases during any of the last
                                        three fiscal years.  We do not
                                        maintain any long-term or exclusive
                                        commitments or arrangements to
                                        purchase from any manufacturer.  We
                                        have had difficulty recently
                                        obtaining merchandise without
                                        pre-paying for it.  If we continue to
                                        be unable to obtain adequate supplies
                                        of merchandise, our business will
                                        suffer.

MAINTENANCE OF STORE LOCATIONS........  An important part of our business is finding and keeping profitable store
                                        locations.  Our stores are primarily
                                        located in enclosed regional shopping
                                        malls.  Our sales are derived, in part,
                                        from the volume of traffic in such
                                        malls. Our business may suffer based on economic downturns in a particular area, competition from non-mall retailers and other malls, the closing of anchor department stores, and declines in the desirability of the shopping environment in a particular mall or strip shopping center. In addition, our failure to maintain existing store locations or to find acceptable alternative locations could cause our business to suffer.

RETENTION OF KEY EMPLOYEES............. The retention of our key employees is critical to ensure continued sales,
                                        support and merchandising efforts.
                                        There can be no assurance that we will
                                        be able to retain our key sales, support or merchandising personnel in the future.

VOLATILITY OF STOCK PRICE.............. The market value of Common Shares in the future may be higher or lower than the
                                        price of the Common Shares on the date
                                        of this document.

POSSIBLE DELISTING OF THE COMMON
SHARES FROM THE NASDAQ NATIONAL MARKET. We have received notice from the Nasdaq
                                        Stock Market that the Common Shares may
                                        be delisted from the Nasdaq Stock
                                        Market, based on its current sub-$1.00
                                        stock price.  If delisted, the Common
                                        Shares would likely be quoted on the OTC
                                        Bulletin Board.  Any delisting could
                                        cause the market price of the Common
                                        Shares to decline and could make it much more difficult to buy or sell Common Shares on the open market.

                                        If our Common Shares are delisted from
                                        the Nasdaq Stock Market and they trade
                                        for less than $5.00 per share,
                                        broker/dealers who recommend our shares
                                        would be subject to additional
                                        disclosure and sales practice
                                        requirements which could severely limit
                                        the
                                        liquidity of our Common Shares.  In
                                        addition, sales of our Common Shares in
                                        this offering would become subject to
                                        state securities or "blue sky" laws
                                        requiring Gantos to register such
                                        sales or to obtain an exemption
                                        before such sales may be made.

DIVIDENDS UNLIKELY....................  We do not currently pay cash dividends, and we do not expect to pay any
                                        dividends in the near future.  We are
                                        prohibited from paying dividends under
                                        the Foothill Facility.

ANTI-TAKEOVER PROVISIONS..............  Our charter documents and Michigan corporation law contain anti-takeover
                                        provisions.  These provisions could
                                        delay or prevent a change in control of
                                        Gantos. One of these provisions allows
                                        us to issue preferred shares with rights and preferences determined by the Gantos Board of Directors or additional Common Shares. No preferred shares are outstanding as of the date of this document. Other anti-takeover provisions include the following:

                                        -    prohibitions on written consents by
                                             a majority of shareholders without
                                             the prior approval of the matter by
                                             the Gantos Board of Directors
                                        -    requirements for three classes of
                                             directors serving staggered three-
                                             year terms
                                        -    prohibitions on removing directors
                                             without cause
                                        -    requirements for shareholder
                                             nominations for directors of Gantos
                                             to comply with specified timing and
                                             information requirements.

                                        Michigan law contains provisions
                                        regulating attempts to acquire control
                                        of Gantos.

YEAR 2000 COMPLIANCE..................  Many currently installed computer systems and software products are coded
                                        to accept only two digit entries in the
                                        date code field.  To distinguish 21st
                                        century dates from 20th century dates,
                                        these date code fields must be able to
                                        accept four digit entries.  We have
                                        evaluated our management information
                                        systems for Year 2000 compliance. We do not anticipate that the cost to modify our management information systems to become Year 2000 compliant will be a substantial amount. We do not expect any disruption in our operations as a result of any failure to be in compliance. Any unanticipated or undiscovered Year 2000 compliance problems could cause our business to suffer.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the selling shareholders as of the dates set forth below. Gantos will not receive any proceeds from the sale of any Common Shares by the selling shareholders.

                                                                                                         Beneficial Ownership of
                                                  Beneficial                                               Common Shares After
                 Name of                         Ownership of                Common Shares of                Giving Effect to
           Selling Shareholder                   Common Shares             Offered for Sale (5)              Proposed Sale (6)
           -------------------                   -------------             --------------------              -----------------

 Elliott Associates, L.P. (1)                              309,475                       227,475                          82,000

 NBD Bank (2)                                              434,727                        94,157                         340,570

 Gordian Group, L.P. (3)                                    10,582                        10,582                               0

 Cardinal Recovery Partners (4)                            266,700                        41,212                         225,488

 Argyle, L.T.D. (4)                                          8,839                         1,574                           7,265
                                                 -----------------         ---------------------             -------------------
                  Total                                  1,030,323                       375,000                         655,323
                                                 -----------------         ---------------------             -------------------
                                                 -----------------         ---------------------             -------------------

__________

(1) Information is as of December 4, 1998. The Common Shares to be owned by Elliott Associates, L.P., after giving effect to the proposed sale, will represent 1.0% of the outstanding Common Shares, based on the number of Common Shares outstanding as of October 31, 1998.

(2) Information is as of December 3, 1998. The Common Shares to be owned by NBD Bank, after giving effect to the proposed sale, will represent 4.2% of the outstanding Common Shares, based on the number of Common Shares outstanding as of October 31, 1998.

(3)  Information is as of December 3, 1998.

(4) Information is as of November 18, 1998. Hannah H. Strasser, a director of Gantos, is co-head of the high yield group, responsible for portfolio management and research, and a 45% general partner of Cardinal Capital Management LLC. Cardinal Capital Management LLC is the general partner of Cardinal Recovery Partners and is the investment adviser for Argyle, L.T.D. The Common Shares to be owned by Cardinal Recovery Partners, after giving effect to the proposed sale, will represent 2.8% of the outstanding Common Shares, based on the number of Common Shares outstanding as of October 31, 1998.

(5) Of these common shares, 40% represent Common Shares issuable upon exercise of warrants with an exercise prices of $0.75 and 60% represent Common Shares issuable upon exercise of warrants with an exercise price of $0.01.

(6)  Assumes all registered Common Shares are sold.

                                 PLAN OF DISTRIBUTION

     The selling shareholders may sell their Common Shares from time to time.

     The 375,000 Common Shares being sold hereby may be offered to purchasers by any means permitted by the Securities Act directly by any of the selling shareholders or through underwriters, brokers, dealers or agents from time to time in one or more of the following types of transactions: (a) block trades in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal for resale by such broker or dealer for its account, (c) ordinary brokerage transactions and transaction in which the broker solicits purchasers, (d) privately negotiated transactions and (e) short sales. Such transactions may occur (i) in the over-the-counter market, (ii) other than in the over-the-counter market, (iii) through the writing of options (whether such options are listed on an options exchange or otherwise). Any such transactions may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders and such underwriters, brokers, dealers or agents or purchasers. If the selling shareholders effect such transactions by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers, or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of securities for whom they may act as agent (which discounts, concessions or commission as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders and any dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions, or concessions received by any such dealers or agents might be deemed to underwriting discounts and commissions under the Securities Act.

     The securities offered hereby may be sold pursuant to this document or pursuant to an available exemption from the registration requirements of the Securities Act, such as the provisions of Rule 144 promulgated under the Securities Act, to the extent applicable. Under the securities law of certain states, the securities offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, if the Common Shares are delisted from the Nasdaq National Market, in certain states it is possible that the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration of qualification is available and is complied with.

     Gantos has agreed to maintain the effectiveness of the registration of the securities offered hereby until the earlier of the date upon which all of the securities offered hereby have been sold without restriction on resale, or the date on which the securities offered hereby, in the opinion of counsel to Gantos, may be immediately sold by the selling shareholders without registration or restriction on resale. There can be no assurance that the selling shareholders will sell any or all of the securities offered hereby.

     Gantos will pay substantially all of the expenses incident to this offering, other than commissions and certain fees of others employed by a selling shareholder. Gantos will not receive any of the proceeds from the sale of any of the Common Shares by the selling shareholders.

     Each selling shareholder will be subject to applicable provisions, if any, of the Exchange Act and rules and regulations thereunder, including those provisions which limit the timing of purchases and sales of any of the securities by the selling shareholders. All of the foregoing may affect the marketability of the securities.

                         WHERE YOU CAN FIND MORE INFORMATION

     Gantos (File No. 000-14577) is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), proxy statements and other information with the SEC. You may read and copy any materials filed by Gantos with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

     This document does not contain all the information set forth in the Registration Statement on Form S-3 and the exhibits thereto, including any amendments thereto, of which this document is a part, and which Gantos has filed with the SEC under the Securities Act. Reference is made to such Registration Statement for further information with respect to Gantos and the Common Shares offered hereby.

     Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the SEC.

     No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Gantos. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer. Neither the delivery of this document nor any sale made hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Gantos since the date hereof, or that the information herein is correct as of any time subsequent to its date.


                  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this document are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective, including, but not limited to, statements preceded by, followed by or that include such words as "believes," "expects," "anticipates" or similar expressions. Such statements reflect the current expectations of management of Gantos and are subject to a number of risks and uncertainties, certain of which are beyond the control of Gantos. Actual results could vary materially from expected results due to a variety of factors, including Gantos' ability to stem recurring losses from operations and declining sales; the ability of Gantos to comply with its working capital facility requirements and its outstanding notes payable; the general performance of the economy, specifically as it affects the retail apparel industry; trends in retail clothing apparel purchasing; the comparable store sale changes of Gantos; the ability of Gantos to generate sales during peak seasonal periods; Gantos' ability to compete successfully with its competitors; the relationships of Gantos with its suppliers; the ability of Gantos to obtain merchandise; the level of support of the trade creditors and factors of Gantos; Gantos' ability to maintain its existing store locations or to locate alternative sites on acceptable terms as leases expire; Gantos' ability to generate sufficient cash flow from operations to service its debt; the potential delisting of Common Shares from the Nasdaq National Market; the unlikelihood of Gantos paying dividends in the foreseeable future; the effect of anti-takeover provisions in Gantos' charter documents and under Michigan law and of certain "anti-takeover" devices available to Gantos; Gantos' ability to become Year 2000 compliant; and the other factors applicable to Gantos and its business referred to in the SEC filings incorporated by reference into this document. Certain of such factors are discussed under the heading "RISK FACTORS" beginning on page 4 of this document. None of these events can be predicted with certainty.

Potential investors are cautioned to carefully consider such factors. There is no assurance that the assumptions used are necessarily the most likely to occur. Gantos does not assume any obligation to update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such statement.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     WE HAVE INCORPORATED CERTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GANTOS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT, INCLUDING ANY EXHIBITS THAT ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION. WE WILL PROVIDE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS DOCUMENT IS DELIVERED, A COPY OF ANY OR ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS DOCUMENT, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO GANTOS, INC., 1266 EAST MAIN STREET, 5TH FLOOR, STAMFORD, CONNECTICUT 06902, TELEPHONE (203) 358-0294, ATTENTION: SECRETARY.

     The following documents filed by Gantos with the SEC are hereby incorporated by reference into this document and made a part hereof: (a) Gantos' Annual Report on Form 10-K for the fiscal year ended January 31, 1998, as amended to date; (b) Gantos' Current Reports on Form 8-K filed with the SEC on May 15, 1998 and November 4, 1998; (c) Gantos' Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 1998 and August 1, 1998, as amended to date; and (d) Amendment No. 1 to Gantos' Registration Statement on Form 8-A filed with the SEC on May 29, 1986.

     All documents and reports filed by Gantos pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the termination of the offering shall be deemed to be incorporated by reference in this document and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated herein by reference will be deemed to be modified or superseded for the purpose of this document to the extent that a statement contained herein or in any subsequently filed document which also is incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.


                                    LEGAL MATTERS

     The validity of the issuance of the Common Shares offered pursuant to this document will be passed upon for Gantos by Swidler Berlin Shereff Friedman, LLP, New York, New York, special counsel to Gantos.


                                       EXPERTS

     The financial statements incorporated in this document by reference to Gantos' Annual Report on Form 10-K for the year ended January 31, 1998 (as amended to date) have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Gantos' ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP), independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the offering are:

            Accounting fees and expenses*                 $ 1,000.00
            Legal fees and expenses*                        5,000.00
            Miscellaneous*                                  3,929.96
            SEC registration fees                              70.04
                                                         -----------
              Total                                       $10,000.00
                                                         -----------
                                                         -----------

__________________
*    Estimated.

All of these expenses will be paid by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 to 571 of the Business Corporation Act of the State of Michigan (the "MBCA") provide, in summary, that Michigan corporations have the power, under certain circumstances, to indemnify directors, officers, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by them as a result of being a party or being threatened to be made a party to a threatened, pending or completed action, proceeding, or suit brought against them in their capacity as a director, officer, employee or agent if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification may be made in respect of any claim, issue or matter as to which they shall have been found liable to the corporation, except to the extent that a court of competent jurisdiction shall determine upon application that, in view of all the relevant circumstances, they are fairly and reasonably entitled to indemnity. If he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred. With certain exceptions, any such indemnification may be made by the corporation only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. Article 7 of the Company's Bylaws entitles persons who are or were directors or officers of the Company or are or were serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise to indemnification to the fullest extent authorized or permitted by the MBCA. In addition, the Company's Articles of Incorporation limit certain personal liabilities of directors of the Company.

     The Company maintains a primary directors and officers liability and company reimbursement insurance policy in the amount of $10.0 million.

ITEM 16.   EXHIBITS

     (a)  Exhibits

     2.1 Second Amended Joint Plan of Reorganization of Gantos, Inc. and Gantos Stores Inc., incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, dated March 7, 1995 and filed with the Securities and Exchange Commission on March 22,
               1995.   A list of the omitted exhibits is contained on page vii
               of the Plan. Gantos, Inc. will supplementally furnish a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

     2.2 Modifications to the Debtors' Second Amended Joint Plan of Reorganization, incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K, dated March 7, 1995 and filed with the Securities and Exchange Commission on March 22, 1995.

     2.3 Agreement of Merger, dated as of March 15, 1995, between Gantos Stores, Inc. and Gantos, Inc., incorporated by reference to
               Exhibit 2.3 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995.

     4.1       Restated Articles of Incorporation, incorporated by reference to
               Exhibit 4.1 to the Company's Current Report on Form 8-K, dated March 7, 1995 and filed with the SEC on March 22, 1995.

     4.2 Bylaws, as amended, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1993.

     4.3 Form of Indenture between Gantos, Inc. and Shawmut Bank Connecticut, National Association, as Trustee, including forms of notes attached as exhibits, a reasonable itemized table of contents and a cross-reference sheet showing the location in the Indenture of the provision inserted pursuant to Section 310 through 318(a) inclusive of the Trust Indenture Act of 1939, incorporated by reference to Exhibit T3C to the Company's Application for Qualification of Indenture under the Trust Indenture Act of 1939 on Form T-3.

     4.4 Supplemental Indenture No. 1, dated as of December 15, 1997, to Indenture dated as of April 1, 1995, between Gantos, Inc. and State Street Bank and Trust Company (successor to Fleet Bank N.A., which was the successor to Shawmut Bank Connecticut, National Association), as Trustee, and Agreement, dated as of December 15, 1997, between Elliott Associates, L.P. and Gantos, Inc., incorporated by reference to Exhibit 4.3 to the Company's Annual Report on form 10-K for the fiscal year ended January 31, 1998.

     4.5* Restated Supplemental Indenture No. 2, dated as of June 30, 1998, to Indenture dated as of April 1, 1995 between Gantos, Inc. and State Street Bank and Trust Company (successor to Fleet Bank, N.A., which was the successor to Shawmut Bank Connecticut, National Association), as Trustee, and agreements dated as of June 30, 1998 by and among Gantos, Inc., State Street Bank and Trust Company, as Trustee, and certain noteholders.

     4.6* Agreements, dated as of September 24-25, 1998, by and among Gantos, Inc., State Street Bank and Trust Company, as Trustee, and certain noteholders.

     4.7* Agreements, dated as of November 13, 1998, by and among Gantos, Inc., State Street Bank and Trust Company, as Trustee, and certain noteholders.

     4.8* Form of Amended and Restated Common Share Purchase Warrant, dated as of November 1998, by and between Gantos, Inc. and certain noteholders.

     4.9* Form of Common Share Purchase Warrant, dated as of November 13, 1998, by and between Gantos, Inc. and certain noteholders.

     4.10* Loan and Security Agreement, dated as of November 18, 1998, among Gantos, Inc., the financial institutions named therein, and Foothill Capital Corporation, as Agent.

     5.1*      Opinion of Swidler Berlin Shereff Friedman, LLP.

     23.1*     Consent of PricewaterhouseCoopers LLP.

     23.2* Consent of Swidler Berlin Shereff Friedman, LLP (included as part of Exhibit 5.1).

     24.1      Power of Attorney (contained on Page II-5 hereto).

*Filed herewith.

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 30th day of November, 1998.

                                      GANTOS, INC.

                                      By: /s/ Arlene H. Stern
                                          -------------------------------------
                                          Arlene H. Stern
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Arlene H. Stern, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for the undersigned and on his or her behalf, and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement and any registration statement or amendment to such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        NAME AND SIGNATURE                TITLE                      DATE
        ------------------                -----                      ----
    /s/ Arlene H. Stern
---------------------------     President and Chief
      Arlene H. Stern           Executive Officer and a       November 30, 1998
                                Director (Principal
                                Executive Officer and
                                Principal Financial
                                Officer)
   /s/ L. Douglas Gantos
----------------------------    Director                      November 29, 1998
     L. Douglas Gantos

 /s/ Elizabeth M. Eveillard
----------------------------    Director                      November 24, 1998
   Elizabeth M. Eveillard

    /s/ Fred K. Schomer
----------------------------    Director                      November 25, 1998
      Fred K. Schomer

   /s/ Hannah H. Strasser
----------------------------    Director                      November 30, 1998
     Hannah H. Strasser

 /s/ Mary Elizabeth Burton
----------------------------    Director                      November 30, 1998
   Mary Elizabeth Burton

     /s/ Erwin A. Marks
----------------------------    Director                      November 25, 1998
       Erwin A. Marks

   /s/ S. Amanda Putnam
----------------------------    Director                      November 30, 1998
      S. Amanda Putnam